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                                                                  Exhibit (4)(c)

                                     RIDER

                       LIVING NEEDS BENEFIT/UNEMPLOYMENT

This rider is attached to and made a part of this Policy. Where there is a conflict between the provisions in this rider and those of this Policy, the rider provisions will control. Capitalized Terms used but not defined in this rider have the meaning set forth in this Policy.

Receipt of amounts paid pursuant to the terms of this Rider may be subject to a 10% penalty tax in addition to any income taxes due. You should consult with your personal tax advisor before exercising this Rider.

For purposes of this rider, the term "benefit," means the full or partial waiver of any Surrender Charges that may apply under this Policy provided the terms of the rider herein are met. The use of the term "benefit" in this rider shall not be construed as a benefit (or incidental benefit) offered under (i) a plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"); (ii) an arrangement either described under Section 403(b) of the Code or subject to Section 4975 of the Code; or (iii) an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

[None of the benefits described in this rider are available on policies where any Owner(s) has attained his/her [eighty-sixth (86th)] birthday on the Policy Date. The availability of the rider benefit for the Disability Qualifying Event is further limited as described in Section 2 of the Rider Provisions below. If the Owner(s) is not a natural person, these restrictions and all rider benefits described herein are based on the Annuitant named in the Policy.]

During [the first Policy Year] the Owner(s) is ineligible to receive any rider benefit, whether or not a Qualifying Event occurs during this period.

                                   DEFINITIONS


1. ELIGIBILITY DATE: The date, beginning on the first Policy Anniversary, when you may be eligible to receive a benefit under this rider, provided a Qualifying Event has occurred.

2. QUALIFYING EVENTS:

Each of the Qualifying Events defined below must occur on or after the Policy Date.

     a. HEALTH CARE FACILITY QUALIFYING EVENT: The Owner is enrolled and living in a Health Care Facility for [sixty (60)] consecutive days.

     b. TERMINAL ILLNESS QUALIFYING EVENT: A determination by a licensed physician that the Owner has a life expectancy of [twelve (12) months] or less.

     c. DISABILITY QUALIFYING EVENT: The Owner has a disability that prevents him or her from performing any work for pay or profit for at least twelve (12) consecutive months.

     d. UNEMPLOYMENT QUALIFYING EVENT: The Owner qualifies for and has been receiving state unemployment benefits for [sixty (60)] consecutive days.

3. HEALTH CARE FACILITY: A Health Care Facility is a state licensed/certified nursing home or a state licensed/certified assisted living facility.

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                                RIDER PROVISIONS

1. WHAT DOES THIS RIDER PROVIDE?

If you provide satisfactory proof that a Qualifying Event has occurred, we will waive any Surrender Charges, or a portion thereof, that may apply when a Partial Withdrawal is made or when this Policy is surrendered for its Accumulation
Value on or after the Eligibility Date, subject to terms of the rider benefit We reserve the right, at the time you request a Partial Withdrawal or a full surrender, to request satisfactory proof that you remain eligible to receive the rider benefit.

2. ARE THERE ANY LIMITATIONS ON THE BENEFITS OF THIS RIDER?

For the Disability Qualifying Event, any Partial Withdrawal or full surrender made on or after your [sixty-sixth (66th)] birthday will not be eligible for this rider benefit and any applicable Surrender Charges will apply.

For the Unemployment Qualifying Event, the rider provides a one-time increase of the percentage amount of the Policy's Accumulation Value that will not be subject to a Surrender Charge, and that amount shall be increased to [fifty percent (50%)] of the Policy's Accumulation Value at the time of a Partial Withdrawal or full surrender.

3. WHAT IS SATISFACTORY PROOF OF A QUALIFYING EVENT?

For a Health Care Facility, Terminal Illness or Disability Qualifying Event, satisfactory proof is a licensed physician's certification that the Qualifying Event has occurred. We will also accept the Health Care Facility administrator's certification as satisfactory proof of the occurrence of a Health Care Facility Qualifying Event, For the Disability Qualifying Event, We may also require proof of continued disability as of the date of the Partial Withdrawal or surrender of the Policy.

We reserve the right to have the Owner examined by a licensed physician of bur choice, at our expense.

Satisfactory proof that an Unemployment Qualifying Event has occurred is a determination letter from the applicable state's Department of Labor indicating that the Owner qualifies for and is receiving state unemployment benefits.

                               GENERAL PROVISIONS


1. CAN RIDER BENEFITS BE EXERCISED MORE THAN ONCE?

Other than for the Unemployment Qualifying Event, rider benefits can be exercised more than once, provided we receive satisfactory proof for each Qualifying Event and you are eligible to receive the rider benefit.

2. WHAT HAPPENS IF WE DENY A RIDER BENEFIT CLAIM?

IF we determine that you are not eligible to receive a rider benefit, at the time you request a Partial Withdrawal or full surrender of the Policy, the proceeds will not be disbursed unless 1) we notify you of the denial and 2) you instruct us that you wish to receive the proceeds, subject to any Surrender Charges that may apply.

3. EFFECTIVE DATE

This rider is effective on the Policy Date.

4. MINIMUM ACCUMULATION VALUE

At the time any benefit provided by this rider is requested, the Policy must have an Accumulation Value of [$5,000] or more.

5. RIDER FEES

There are no fees or charges associated with this rider.

6. RIDER TERMINATION

To cancel this rider you must send us a signed request. This rider ends on the earlier of the following: 1) the date you signed the request subject to any action We took before we received it, or 2) when the Policy is surrendered or terminated.

In no event will termination of this rider forfeit previously waived Surrender Charges provided by this rider.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION


/s/ Theodore A. Mathas
-------------------------------------
President


/s/ Catherine A. Marrion
-------------------------------------
Secretary

ICC09-R100

                                 SPECIMEN COPY